Exhibit 5.1

January 16, 2024

GameSquare Holdings, Inc.

6775 Cowboys Way, Ste. 1335

Frisco, Texas 75034

Re:	GameSquare Holdings, Inc. Registration Statement on Form F-4

Dear Sir or Madame:

We have acted as US counsel to GameSquare Holdings, Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (the “Company”), in connection with to the Registration Statement on Form F-4 registration No. 333-275994 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the proposed issuance of common shares of the Company (the “Shares”) in connection with the proposed merger (the “Merger”) contemplated by the agreement and plan of merger dated as of October 19, 2023 (the “Merger Agreement”) by and among the Company, GameSquare Merger Sub I, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”) and FaZe Holdings Inc. (“FaZe”).

Pursuant to the Merger Agreement, Merger Sub will merge into and with FaZe, with FaZe surviving as a wholly-owned subsidiary of the Company. Prior to the effective time of the Merger (the “Effective Time”), the Company intends to domesticate as a corporation in the State of Delaware. On the terms and subject to the conditions of the Merger Agreement, each share of common stock, par value $0.0001 per share, of FaZe (the “FaZe Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares held in treasury by FaZe or held directly by the Company or Merger Sub) will be converted into the right to receive 0.13091 of a fully paid and non-assessable Share and, if applicable, cash in lieu of fractional shares of FaZe Common Stock, subject to any applicable withholding.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the Registration Statement and the exhibits thereto, and, for the purposes of this Opinion, we have also examined originals or copies of, certified or otherwise identified to our satisfaction, and relied upon, the following documents (collectively, the “Documents”):

(a)	the Company’s Articles of Incorporation;

(b)	certain resolutions of the Company’s directors relating to the Merger and related matters, including the issuance of the Shares;
(c)	the Merger Agreement; and

(d)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this Opinion.

With respect to the accuracy of factual matters material to this Opinion, we have relied upon the Documents and upon certificates of the officers of the Company, without independent investigation of the matters provided for therein for the purpose of providing our Opinion.

In such examination, we have assumed without any independent investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed that at or prior to the time of the issuance and delivery of any Shares, the Registration Statement will have been declared effective under the Act and that such Registration Statement will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity of the issuance of the Shares. We have also assumed that prior to the time of the issuance and delivery of any Shares, the Company will have effectively domesticated into a Delaware corporation, such that the Shares will be issued under Delaware law. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

We are qualified to carry on the practice of law in the United States and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the United States.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

This Opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this Opinion letter as an exhibit the Registration Statement and to the use of our name under the caption “Legal Matters” in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinion expressed herein is provided solely in connection with the filing of the Registration Statement with the Commission and may not be relied on for any other purpose or relied upon by, or furnished to, any other person, firm or Company, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without our prior written consent.

Sincerely,

BAKER & HOSTETLER LLP